June 14, 2005


Mail Stop 4561

VIA U.S. MAIL AND FAX (214) 333-9435

Mr. Rick J. O`Brien
Chief Financial Officer
Home Solutions of America, Inc.
5565 Red Bird Center Drive, Suite 150
Dallas, TX 75237

Re:	Home Solutions of America, Inc.
	Form 10-KSB for the year ended December 31, 2004
	Filed March 28, 2005
	File No. 1-31711

Dear Mr. O`Brien:

      We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.


							Sincerely,



Steven Jacobs
Accounting Branch Chief


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Hewitt Associates, Inc.
December 28, 2004
Page 2